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                                                                   EXHIBIT 10.3


                                  ALLAN DALTON
                            ANNUAL BONUS PLAN - 2002


You are eligible for an annual "target" bonus of 100% of salary at achievement of plan and up to 200% of salary for over achievement of plan. Because the credibility of the 2002 business plan is not sufficiently reliable to be used as the primary measure for awarding bonuses, the 2002 award will be based on the following:

Company Financial Performance - 70%

The following goals will be considered:

By December 31, 2002, have the Company positioned so that it is operating on a positive cash flow basis. Positive cash flow means that Operating Income plus non-cash charges (excluding any one-time expenses that the Compensation Committee agrees to exclude from the calculation) is greater than zero. (Note:
Whether the month of December meets this test will not be the only criteria. Rather, the trend at the end of the year plus the 2003 plan will evidence if this goal has been achieved.)

Position the company by year end so that it is capable of capturing attractive shareholder value. This will be evidenced by the attractiveness of the 03 plan. (Note: For the past few months and for the balance of the year, in addition to the requirement for crisis management relating to a number of issues, management will be rationalizing each business line and assets of the company. It is expected, therefore, that by year end, management will have positioned the company for attractive and sustained growth. The validity and attractiveness of the "03 plan will provide such evidence.)


Business Unit Performance and Organizational Development - 30%

It would be preferable to measure business unit performance against specific revenue and income targets established in the AOP. However, because the credibility of the 2002 business unit plan is not sufficiently reliable to be used as the primary measure for awarding bonuses, and because substantial changes to the business are anticipated, the 2002 award will be based on the following:

The business units under your management (i.e. the Realtor business unit including HomeFair and Imaging) achieving the revised revenue forecast presented to the Board at the May 22, 2002 meeting (i.e. Realtor/HF/Imaging achieving total revenue of $85,125,000).

By December 31, 2002, have business units under your management positioned so that they are operating on a positive cash flow basis. Positive cash flow means that Operating Income plus non-cash charges (excluding any one-time expenses that the Compensation Committee agrees to exclude from the calculation) is greater than zero. (Note: Whether


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the month of December meets this test will not be the only criteria. Rather, the trend at the end of the year plus the 2003 plan will evidence if this goal has been achieved.)

Position the business units under your control by year end so that they are capable of capturing attractive shareholder value. This will be evidenced by the attractiveness of the 03 plan. (Note: For the past few months and for the balance of the year, in addition to the requirement for crisis management relating to a number of issues, management will be rationalizing each business line and assets of the company. It is expected, therefore, that by year end, management will have positioned the company for attractive and sustained growth. The validity and attractiveness of the "03 plan will provide such evidence.)

Have each business unit competitively positioned. Product launches are such that Realtor.com continues to be considered a leader in its category.

Rationalize viability of core businesses.

Have strong next level of senior management in place with strong team attitude.

Have organizational structure in place to serve company's needs going forward. This includes succession planning.

Complete strategic plan for each business unit.

Establish sound compensation plans for next level of management with appropriate balance between salary, incentives and options for 2003.

Final determination of bonus award if any is subject to Compensation Committee approval. Such approval shall be based on the Company's overall position and performance at the time performance is reviewed by the Committee. Final approved bonus will be paid after year end close (i.e. bonus is annual, not quarterly).

THE DETERMINATION OF YOUR TARGET 2002 BONUS HAS BEEN SUPERCEDED BY YOUR OFFER LETTER DATED OCTOBER 7, 2002 FROM W. MICHAEL LONG WHICH GUARANTEED YOUR TARGET 2002 BONUS.